Exhibit 99.1

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Aimmune Therapeutics Announces Additional Equity Investment by Nestlé Health Science

— Nestlé Health Science to Invest $98 Million in Aimmune through the Purchase of 3.24 Million Shares of Aimmune Stock at $30.27 per Share —

— Companies Extend Existing Strategic Collaboration Agreement Focused on Offering Innovative Food Allergy Therapies —

— Nestlé Health Science CEO Greg Behar Continues as Aimmune Director —

BRISBANE, California, November 12, 2018 — Aimmune Therapeutics, Inc. (Nasdaq:AIMT), a biopharmaceutical company developing treatments for potentially life-threatening food allergies, today announced that Nestlé Health Science will make an additional equity investment in Aimmune of $98 million, increasing Nestlé Health Science’s ownership of Aimmune to approximately 19 percent.

This $98 million investment brings Nestlé Health Science’s total investment in Aimmune to $273 million. Nestlé Health Science first invested $145 million in Aimmune in November 2016, followed by $30 million as part of Aimmune’s public offering in February 2018.

Aimmune and Nestlé Health Science also entered into a two-year extension of their original two-year strategic collaboration agreement, focused on offering innovative food allergy therapies. The agreement does not contain any partnership, collaboration, or negotiation restrictions on Aimmune. Aimmune retains all rights to its current and future pipeline assets, and Aimmune and Nestlé Health Science will collaborate towards successful development of such assets.

“We’re extremely pleased to continue this valuable collaboration with Nestlé Health Science,” said Jayson Dallas, M.D., President and CEO of Aimmune. “Nestlé Health Science has been a tremendous ally as we lead the way into the new field of food allergy treatment. Their expertise in the pediatric space and their insights as a premier consumer health and medical nutrition products company have advanced our thinking and will help with critical planning as we anticipate launching AR101. We’re especially grateful to have Greg on our board and to be able to continue to benefit from his guidance and vision in service of our shared commitment to improving the lives of people affected by food allergies. Combined with our $255 million of cash, as of the end of the third quarter, this $98 million investment finances the company well beyond the anticipated approval and launch of AR101 in the United States. Additionally, it gives us the ability to bring AR101 to patients in Europe and to develop our pipeline of treatments for other food allergies.”

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Greg Behar, CEO of Nestlé Health Science, stated: “With this investment, Nestlé Health Science continues to be the largest investor in Aimmune. We’re proud to reaffirm our strong strategic interest in Aimmune and the important progress they have made toward addressing the significant unmet needs in pediatric food allergy. The imminent U.S. regulatory filing for AR101 and the anticipated launch to follow in the coming year will be great news for people with peanut allergy, who need robust, reliable protection from accidental-exposure reactions. This collaboration exemplifies Nestlé Health Science’s commitment to food allergy and our excitement to continue an alliance with a leading innovator in the development of food allergy therapeutics.”

The investment adds a two-year extension to the original two-year strategic collaboration between Aimmune and Nestlé Health Science launched in November 2016. Through the continuation of the Strategic Collaboration Committee, Aimmune and Nestlé Health Science will engage broadly on Aimmune’s current and future development programs, leveraging Nestlé Health Science’s scientific, regulatory, and commercial expertise.

Upon closing of the equity investment, Aimmune will receive a payment of $98 million in connection with Nestlé Health Science’s purchase of 3,237,529 newly issued shares of Aimmune’s common stock at $30.27 per share, priced at a five-day volume adjusted trading average. After the completion of the transaction, Nestlé Health Science’s total investments in Aimmune will correspond to an 18.9 percent stake in the company.

The companies expect to close the equity investment by the end of 2018, subject to the expiration or termination of applicable waiting periods under all applicable antitrust laws and satisfaction of other usual and customary closing conditions.

About Aimmune Therapeutics

Aimmune Therapeutics, Inc., is a biopharmaceutical company developing treatments for life-threatening food allergies. The company’s Characterized Oral Desensitization ImmunoTherapy (CODIT™) approach is intended to provide meaningful levels of protection against allergic reactions resulting from accidental exposure to food allergens by desensitizing patients with defined, precise amounts of key allergens. Aimmune’s first investigational biologic product using CODIT™, AR101 for the treatment of peanut allergy, has received the FDA’s Breakthrough Therapy Designation for the desensitization of peanut-allergic patients 4–17 years of age. Aimmune plans to submit regulatory filings for marketing approval of AR101 in the United States and Europe based on data from the pivotal Phase 3 PALISADE clinical trial of AR101, which in 4–17-year-old subjects met its primary and key secondary endpoints, and additional ongoing and completed AR101 clinical trials. For more information, please see www.aimmune.com.

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Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Aimmune’s expectations regarding the potential benefits of AR101; Aimmune’s expectations on regulatory submissions for marketing approval of AR101 for peanut allergy in the United States and Europe, including the timing of these submissions; and Aimmune’s expectations regarding potential applications of the CODIT™ approach to treating life-threatening food allergies. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the expectation that Aimmune will need additional funds to finance its operations; Aimmune’s or any of its collaborative partners’ ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; the possibility that Aimmune’s or any of its collaborative partners’ clinical trials will not be successful; Aimmune’s dependence on the success of AR101; Aimmune’s reliance on third parties for the manufacture of Aimmune’s product candidates; possible regulatory developments in the United States and foreign countries; and Aimmune’s ability to attract and retain senior management personnel. These and other risks and uncertainties are described more fully in Aimmune’s most recent filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aimmune undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

This press release concerns a product that is under clinical investigation and that has not yet been approved for marketing by the U.S. Food and Drug Administration (FDA) or the European Medicines Agency (EMA). It is currently limited to investigational use, and no representation is made as to its safety or effectiveness for the purposes for which it is being investigated.

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Contacts:

Investors

Laura Hansen, Ph.D.

(650) 396-3814

lhansen@aimmune.com

Media

Alison Marquiss

(650) 376-5583

amarquiss@aimmune.com